EXHIBIT 5.1

Blake, Cassels & Graydon LLP Barristers & Solicitors Patent & Trademark Agents 1133 Melville Street Suite 3500, The Stack Vancouver, B. C. V6E 4E5, Canada Tel: 604-631-3300 Fax: 604-631-3309

June 18, 2025

Equinox Gold Corp. Suite 1501, 700 West Pender St. Vancouver, BC V6C 1G8
RE:	Registration Statement on Form S-8 relating to the Calibre Long-Term Incentive Plan (the “Plan”) of Equinox Gold Corp. (the “Company”), a corporation incorporated under the Business Corporations Act (British Columbia)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) in the form in which it is to be filed by the Company on the date hereof with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended, relating to the registration of an aggregate of up to 2,000,000 common shares in the capital of the Company (the “Shares”) issuable from treasury pursuant to the exercise of stock options (the “Options”) granted under the Plan.

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the currently effective articles of the Company, resolutions of the board of directors and shareholders of the Company and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion. We have assumed the genuineness of all signatures, and the authenticity of all documents submitted to us as certified, conformed, photostatic or electronically transmitted copies or facsimiles thereof.

We are solicitors qualified to carry on the practice of law in the Canadian provinces of British Columbia, Alberta, Ontario and Québec. The opinions expressed below are limited to the laws of the province of British Columbia and the federal laws of Canada applicable therein on the date hereof, and we express no opinion as to any other laws, or matters governed by any other laws.

Based on and subject to the foregoing, we are of the opinion as of the date hereof that the Shares to be issued pursuant to the exercise of Options that may be granted under the Plan, including following proper exercise of the Options under the Plan and full payment of the exercise price in respect of such Options, have been duly authorized and will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. This opinion is given as of the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

Yours truly,

/s/ Blake, Cassels & Graydon LLP